Exhibit 99.1

Amcor Announces Expiration and Results of Solicitations for Berry’s Outstanding Notes

ZURICH, SWITZERLAND and EVANSVILLE, INDIANA – 5 March, 2025 – Amcor plc (NYSE: AMCR; ASX: AMC) (“Amcor”), today announced the expiration and results of its previously announced solicitation of consents (the “Consent Solicitations”) from all registered holders (the “Holders”) of the 1.50% First Priority Senior Secured Notes due 2027 (the “EUR Notes”), 1.65% First Priority Senior Secured Notes due 2027 (the “2027 USD Notes”), 5.50% First Priority Senior Secured Notes due 2028 (the “2028 USD Notes”), 5.800% First Priority Senior Secured Notes due 2031 (the “2031 USD Notes”) and 5.650% First Priority Senior Secured Notes due 2034 (the “2034 USD Notes” and, together with the EUR Notes, the 2027 USD Notes, the 2028 USD Notes, the 2031 USD Notes and the 2034 USD Notes, the “Notes”) issued by Berry Global, Inc. (the “Berry Issuer”), a wholly-owned subsidiary of Berry Global Group, Inc. (“Berry”), to certain proposed amendments (the “Proposed Amendments”) to the indentures governing the Notes (the “Indentures”).

The Consent Solicitations were made pursuant to the terms of and subject to the conditions set forth in the Consent Solicitation Statement, dated February 26, 2025 (the “Statement”). Each term which is defined or given a special meaning in the Statement has the same meaning whenever it is used in this press release.

The Consent Solicitations expired at 5:00 p.m., New York City time, on March 5, 2025 (the “Expiration Date”).

As of the Expiration Date and as reported by Global Bondholder Services Corporation, requisite consents to the Proposed Amendments have been validly delivered (and not validly revoked) by Holders of each series of Notes. Accordingly, Amcor has obtained the consents required to effect the Proposed Amendments under the terms of each of the Indentures.

Subject to the terms and conditions set forth in the Statement, all Holders as of the Record Date who validly delivered (and did not validly revoke) their consents on or prior to the Revocation Deadline are eligible to receive a cash payment (the “Consent Payment”) equal to the following:

Series of Notes	Consent Payment
1.50% First Priority Senior Secured Notes due 2027	€2.50 per €1,000 principal amount
1.65% First Priority Senior Secured Notes due 2027	$2.50 per $1,000 principal amount
5.50% First Priority Senior Secured Notes due 2028	$2.50 per $1,000 principal amount
5.800% First Priority Senior Secured Notes due 2031	$2.50 per $1,000 principal amount
5.650% First Priority Senior Secured Notes due 2034	$2.50 per $1,000 principal amount

On March 5, 2025, the Berry Issuer entered into a supplemental indenture (each such supplemental indenture, individually a “Supplemental Indenture,” and collectively, the “Supplemental Indentures”) with the applicable trustee and notes collateral agent for each series of Notes to effect the Proposed Amendments in accordance with the Statement. Each Supplemental Indenture became effective immediately upon execution thereof and is binding on all Holders of such series of Notes, including those who did not deliver (or delivered and validly revoked) a consent by the Expiration Date. However, the Consent Payments with respect to such series of Notes will only be paid to Holders who validly delivered (and did not validly revoke) consents, and will not be paid until the consummation of the Merger, if the Merger is consummated. The Proposed Amendments with respect to such series of Notes will become operative only if Amcor makes the Consent Payment. Amcor expects to pay the Consent Payments upon consummation of the Merger, if the Merger is consummated.

Goldman Sachs & Co. LLC and UBS Investment Bank were the lead solicitation agents of the Consent Solicitations and BofA Securities, Inc., J.P. Morgan Securities LLC (exclusively with respect to Notes denominated in U.S. Dollars), J.P. Morgan Securities plc (exclusively with respect to Notes denominated in Euro) and Mizuho Securities USA LLC were the co-solicitation agents in the Consent Solicitations (each a “Solicitation Agent” and, collectively, the “Solicitation Agents”). Global Bondholder Services Corporation served as the information agent (the “Information Agent”) and tabulation agent (the “Tabulation Agent”). Persons with questions regarding the terms of the Consent Solicitations should contact Goldman Sachs & Co. LLC at (collect) (212) 357-1452 or (toll free) (800) 828-3182; UBS Securities LLC at (collect) (212) 882-5723 or (toll free) (833) 690-0971 or by e-mail at americas-lm@ubs.com; BofA Securities, Inc. at (collect) (980) 387-3907 or (toll free) (888) 292-0070 or by e-mail at debt_advisory@bofa.com; J.P. Morgan Securities LLC, with respect to the Notes denominated in U.S. Dollars, at (collect) (212) 834-3554 or (toll-free) (866) 834-4666 and J.P. Morgan Securities plc, with respect to the Notes denominated in Euro, by email at liability_management_EMEA@jpmorgan.com; and Mizuho Securities USA LLC at (collect) (212) 205-7741 or (toll-free) (866) 271-7403.

This press release is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. The Consent Solicitations were made solely by the Statement referred to above and related materials and are subject to the terms and conditions stated therein. Neither the Statement nor any documents related to the Consent Solicitations have been filed with, or approved or reviewed by, any federal or state securities commission or regulatory authority of any country. No authority has passed upon the accuracy or adequacy of the Statement or any documents related to the Consent Solicitations, and it is unlawful and may be a criminal offense to make any representation to the contrary.

About Amcor

Amcor plc (NYSE: AMCR; ASX: AMC), is a global leader in developing and producing responsible packaging solutions across a variety of materials for food, beverage, pharmaceutical, medical, home and personal-care, and other products. Amcor works with leading companies around the world to protect products, differentiate brands, and improve supply chains. Amcor offers a range of innovative, differentiating flexible and rigid packaging, specialty cartons, closures and services. Amcor is focused on making packaging that is increasingly recyclable, reusable, lighter weight and made using an increasing amount of recycled content. In fiscal year 2024, 41,000 Amcor people generated $13.6 billion in annual sales from operations that span 212 locations in 40 countries.

About Berry

Berry Global Group, Inc. (NYSE: BERY) creates innovative packaging solutions that it believes make life better for people and the planet. Berry does this every day by leveraging its unmatched global capabilities, sustainability leadership, and deep innovation expertise to serve customers of all sizes around the world. Harnessing the strength in our diversity and industry-leading talent of over 34,000 global employees across more than 200 locations, Berry partners with customers to develop, design, and manufacture innovative products with an eye toward the circular economy. The challenges Berry solves and the innovations it pioneers benefits its customers at every stage of their journey.

Cautionary Statement Regarding Forward-Looking Statements

The information contained in this press release includes certain statements that are “forward-looking statements” within the meaning of federal securities laws. Some of these forward-looking statements can be identified by words like “anticipate,” “approximately,” “believe,” “commit,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “outlook,” “plan,” “potential,” “possible,” “predict,” “project,” “target,” “seek,” “should,” “will,” or “would,” the negative of these words, other terms of similar meaning or the use of future dates. Examples of forward-looking statements include statements as to the satisfaction of any conditions relating to the potential consummation of the Merger and the payment of any Consent Payments as a result thereof.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Amcor management’s and Berry management’s current beliefs, expectations and assumptions regarding the future of Amcor’s and Berry’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Amcor’s and Berry’s control. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Amcor’s, Berry’s and the combined company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements as a result of various factors. These factors include, among other things, (i) the termination of or occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or the inability to complete the Merger on the anticipated terms and timetable, (ii) the inability to complete the Merger due to the failure to satisfy any condition to closing in a timely manner or at all, or the risk that a regulatory approval that may be required for the Merger is delayed, is not obtained or is obtained subject to conditions that are not anticipated, (iii) the risks related to Amcor and Berry being restricted in the operation of their respective businesses while the Merger Agreement is in effect, (iv) the ability to obtain financing in connection with the transactions contemplated by the Merger on favorable terms, if at all, (v) the ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, the ability of the combined company to maintain relationships with its customers and retain its management and key employees, (vi) the ability of the combined company to achieve the synergies contemplated by the Merger or such synergies taking longer to realize than expected, (vii) costs related to the Merger, (viii) the ability of the combined company to execute successfully its strategic plans, (ix) the ability of the combined company to promptly and effectively integrate the Amcor and Berry businesses, (x) the risk that the credit rating of the combined company may be different from what Amcor and Berry expect, (xi) the diversion of Amcor management’s and Berry management’s time and attention from ordinary course business operations to the consummation of the Merger and integration matters, (xii) potential liability resulting from pending or future litigation relating to the Merger and (xiii) the risks, uncertainties and assumptions described in the section entitled “Solicitation Considerations” in the Statement. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included elsewhere. Additional information concerning risks, uncertainties and assumptions can be found in Amcor’s and Berry’s respective filings with the SEC, including the risk factors discussed in Amcor’s and Berry’s most recent Annual Reports on Form 10-K, as updated by their Quarterly Reports on Form 10-Q and other filings with the SEC. Amcor, Berry and the Berry Issuer do not intend to, and disclaim any duty or obligation to, update or revise any forward-looking statement set forth in this press release to reflect new information, future events or otherwise, except as required under U.S. federal securities laws.

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